Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report

Financial Results for the First Quarter of 2007

Syracuse, New York — (Businesswire) — May 10, 2007 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the first quarter of 2007.

Highlights for the first quarter of 2007 versus the first quarter of 2006 include:

•	Total revenues increased 3.1% to $188.2 million from $182.5 million, including a 6.3% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales were 1.1% at Burger King®, (0.1%)% at Pollo Tropical®, and (0.9%) at Taco Cabana®;

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Income from operations was $12.3 million (including an additional $1.0 million in rent expense attributable to sale-leaseback transactions and lease amendments completed last year, as well as higher expenses related to being a public company and from stock-based compensation expense) compared to $13.7 million;

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Net income was $1.6 million, or $0.07 per diluted share, and included an after-tax non-recurring charge as a result of the refinancing of the Company’s senior credit facility of $0.9 million, or $0.04 per diluted share. This compared to net income of $1.5 million, or $0.10 per diluted share, last year;

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Net income in the first quarter of 2006 would have been $0.07 per diluted share after giving pro forma effect for the additional shares issued in the Company’s initial public offering completed on December 20, 2006.

As of March 31, 2007, the Company operated a total of 545 restaurants, including 327 Burger King, 77 Pollo Tropical and 141 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “During the first quarter of 2007, Carrols encountered the weather related challenges that affected many of our peers. The snowstorms in several of our Northeast markets in January and February affected sales at our Burger King restaurants, while the severe weather in Texas, including ice storms, had a detrimental effect on our Taco Cabana restaurants early in the quarter. In March, we saw improvements at all three brands with our comparable restaurant sales trends increasing in the 2.0% to 2.5% range for our Hispanic Brands and 3.7% at our Burger King restaurants. We are encouraged by those trends and are well-positioned with our menus relative to compelling price points for all three brands, understanding that there is continuing general pressure on consumer discretionary spending.”

First Quarter 2007 Results

Total revenues for the first quarter of 2007 increased 3.1% to $188.2 million from $182.5 million in the first quarter of 2006. During the first quarter of 2007, the Company opened one Pollo Tropical in Clifton, New Jersey, one Taco Cabana restaurant in Brownsville, Texas, and closed three Taco Cabana restaurants and one Burger King restaurant.

Revenues from the Company’s Hispanic restaurant brands increased 6.3% to $99.7 million in the first quarter of 2007 from $93.8 million in the same period last year. Pollo Tropical revenues increased 7.7% to $41.5 million during the first quarter of 2007 compared to $38.6 million in the first quarter of 2006. This was primarily due to the opening of nine new Pollo Tropical restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Pollo Tropical were essentially flat with the year-ago period.

Taco Cabana revenues increased 5.3% to $58.2 million during the first quarter of 2007 compared to $55.2 million in the first quarter of 2006. This was due primarily to the opening of ten new Taco Cabana restaurants since the beginning of the same period in 2006. Comparable restaurant sales at Taco Cabana decreased 0.9% mostly due to unfavorable weather conditions early in the first quarter of 2007.

Burger King revenues were essentially flat during the first quarter of 2007 at $88.5 million compared to $88.7 million in the first quarter of 2006, despite the closing of nine Burger King restaurants since the beginning of the same period in 2006. In the face of unfavorable weather in several markets, comparable Burger King restaurant sales increased 1.1% during the period, reflecting continued favorable trends in the Company’s Burger King operations.

General and administrative expenses were $13.1 million in the first quarter of 2007, or 7.0% of total revenues, compared to $12.4 million, or 6.8% of total revenues, in the first quarter of 2006. General and administrative expenses increased as a percentage of total revenues mostly due to higher costs associated with being a public entity and stock-based compensation expense.

Income from operations was $12.3 million, or 6.5% of total revenues, in the first quarter of 2007 compared to $13.7 million, or 7.5% of total revenues, in the first quarter of 2006.

During the second and third quarters of 2006, the Company refinanced 14 leases and amended 34 other leases previously accounted for as lease financing obligations on its balance sheet, and recorded the underlying sale-leaseback transactions as sales. As a result, the Company reduced its lease financing obligations by $52.8 million in 2006 and accounted for the leases as operating leases. In the first quarter of 2007 as compared to the first quarter of 2006, these transactions resulted in an increase in rent expense of $1.0 million, and corresponding reductions in depreciation and interest expense of $0.3 million and $1.3 million, respectively, in the quarter.

Interest expense decreased $3.0 million to $8.4 million in the first quarter of 2007 from $11.4 million in the same period in the prior year, reflecting the reductions in lease financing obligations described above and lower average debt balances from the prepayments of borrowings under our prior senior credit facility throughout 2006, including the repayment of $68.0 million in term loan borrowings from the IPO proceeds in December 2006.

As previously disclosed, the Company’s operating subsidiary, Carrols Corporation, completed the refinancing of its senior credit facility on March 9, 2007. As a result of the refinancing the interest rate on its senior secured borrowings was lowered by approximately 1%. In connection with the refinancing the Company recorded a non-cash charge of $1.5 million, or $0.9 million after-tax, to write-off the balance of deferred financing costs related to the prior senior credit facility.

Net income for the first quarter of 2007 was $1.6 million, or $0.07 per share (based upon 21.6 million weighted average diluted shares), including the aforementioned non-recurring after-tax charge of $0.9 million, or $0.04 per share. This compared to net income of $1.5 million, or $0.10 per share (based upon 15.9 million weighted average diluted shares) in the first quarter of 2006. Net income would have been $0.07 per share in the first quarter of 2006 after giving pro forma effect for the additional shares issued in the Company’s initial public offering completed in the fourth quarter of 2006 (based upon 21.6 million average diluted shares).

Pro Forma

Pro forma calculations provide investors with an alternative measure to evaluate the Company’s performance and provide meaningful supplemental information of the Company’s operating results on a basis comparable with that of future periods. The pro forma calculations reflect the post IPO capital structure as if it had been in place for the full periods presented. Pro forma information is not, and should not be, considered a substitute for financial information prepared in accordance with generally accepted accounting principles.

Full Year 2007 Outlook

For the full year 2007, the Company is providing the following guidance:

•	A total revenue increase ranging from 5.5%-6% including comparable restaurant sales increases ranging from 1.5%-2.5% for its Hispanic Brands and 2%-3% for its Burger King restaurants;

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Reiterated plans to open 7-10 Pollo Tropical restaurants, 10-12 Taco Cabana restaurants and one new Burger King restaurant. The Company also expects to close a total of 3-4 Burger King restaurants and three Taco Cabana restaurants;

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Incremental expenses of $2.0 million to $2.5 million as a consequence of being a public company, as well as stock-based compensation expense of approximately $1.5 million related to stock option and restricted stock grants made in December 2006;

•	Capital expenditures of between $60 million and $65 million, including $35 million to $40 million for new restaurants (before any sale-leasebacks);

•	An estimated effective tax rate of 36%-36.5% vs. 36%-37% previously indicated; and,

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Diluted earnings per share ranging from $0.80 to $0.85 (before the non-recurring after-tax charge of $0.04 per share related to the Company’s write-off of deferred financing costs in connection with the refinancing of its senior credit facility). Diluted common shares outstanding are estimated to be approximately 21.6 million.

While the Company does not issue formal quarterly guidance, the Company did highlight the following mostly related to certain timing considerations:

•	About one-third of its new restaurant openings are estimated to be in the first half of the year;

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Advertising spending at its Hispanic Brands and certain Burger King promotional costs are currently estimated to be more heavily weighted towards the first half of the year with 55% to 60% of total annual advertising expenses projected in the first two quarters;

•	Taco Cabana sales were negatively affected in early April 2007 as a consequence of the tornadoes and flooding that occurred in some of its Texas markets;

Mr. Vituli added, “Our Pollo Tropical and Taco Cabana restaurants boast unit economics that are among the highest in the quick-casual and quick-service segments, and we are allocating a significant amount of capital to help realize the full potential of these distinctive brands. At the same time, our Burger King operations continue to improve and their operating cash flows serve as an important source of growth capital to expand our Hispanic Brands.”

Conference Call Today

The Company will host a conference call to discuss first quarter 2007 financial results today at 5:00 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 1-877-704-5378 or for international callers by dialing 1-913-312-1292. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or for international callers by dialing 1-719-457-0820; the passcode is 1688049. The replay will be available until May 17, 2007. The call will be webcast live from the Company’s website at www.carrols.com under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States, operating three restaurant brands in the quick-casual and quick-service restaurant segments with 545 company-owned and operated restaurants in 16 states as of March 31, 2007, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. Carrols Restaurant Group is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made,

represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

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Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended March 31, (a)
	2007	2006
Revenues:
Restaurant sales	$187,866	$182,213
Franchise royalty revenues and fees	337	330

Total revenues	188,203	182,543

Costs and expenses:
Cost of sales	52,557	51,913
Restaurant wages and related expenses (b)	55,948	53,662
Restaurant rent expense	10,679	9,020
Other restaurant operating expenses	27,684	26,448
Advertising expense	8,535	6,912
General and administrative expenses (b)	13,146	12,374
Depreciation and amortization	7,691	8,317
Impairment losses	—	224
Other income (c)	(347)	—

Total costs and expenses	175,893	168,870

Income from operations	12,310	13,673
Interest expense	8,356	11,389
Loss on extinguishment of debt	1,485	—

Income before income taxes	2.469	2,284
Provision for income taxes	892	759

Net income	$1,577	$1,525

Basic and diluted net income per share	$0.07	$0.10

Basic weighted average common shares outstanding	21,551	15,898

Diluted weighted average common shares outstanding	21,558	15,898

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three months ended April 1, 2007 and April 2, 2006 are referred to as the three months ended March 31, 2007 and March 31, 2006, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $37 and $0 for the three months ended March 31, 2007 and March 31, 2006, respectively. General and administrative expenses include stock-based compensation expense of $318 and $0 for the three months ended March 31, 2007 and March 31, 2006, respectively.
(c)	Other income includes a $347 gain from the sale of a Taco Cabana property.
(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended March 31, 2007 and 2006 was $1,579 and $1,527, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands except store data):

	(unaudited) Three Months Ended March 31,
	2007	2006
Segment revenues:
Burger King	$88,470	$88,717
Pollo Tropical	41,539	38,586
Taco Cabana	58,194	55,240

Total revenues	$188,203	$182,543

Change in comparable restaurant sales: (a)
Burger King	1.1%	6.9%
Pollo Tropical	(0.1)%	4.5%
Taco Cabana	(0.9)%	2.4%

Segment EBITDA: (b)
Burger King	$5,826	$6,886
Pollo Tropical	6,832	7,634
Taco Cabana	7,351	7,694

Average sales per restaurant:
Burger King	$270	$264
Pollo Tropical	542	553
Taco Cabana	406	407

New restaurant openings:
Burger King	—	—
Pollo Tropical	1	1
Taco Cabana	1	1

Total new restaurant openings	2	2

Restaurant closings:
Burger King	(1)	(2)
Pollo Tropical	—	—
Taco Cabana	(3)	—

Net new restaurants	(2)	—

Number of company owned restaurants:
Burger King	327	334
Pollo Tropical	77	70
Taco Cabana	141	136

Total company owned restaurants	545	540

	At 3/31/07	At 12/31/06
Long-term debt (c)	$360,860	$358,480

(a)	The changes in comparable restaurant sales are calculated using only those company owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.
(b)

Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense and other income. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

(c)	Long-term debt (including current portion) at March 31, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $120,700 outstanding under its senior credit facility, $58,700 of lease financing obligations and $1,460 of capital leases. Long-term debt at December 31, 2006 included $180,000 of the Company’s 9% senior subordinated notes, $118,400 outstanding under its prior senior credit facility, $58,571 of lease financing obligations and $1,509 of capital leases.

The following table reconciles diluted weighted average common shares outstanding as reported under generally accepted accounting principles to the number of shares after giving pro forma effect for additional shares issued in the Company’s initial public offering completed on December 20, 2006 (unaudited, in thousands):

Three Months Ended March 31, 2006
Diluted weighted average common shares outstanding, as reported	15,898
Increase in weighted average common shares to reflect issuance of additional shares in connection with the Company’s initial public offering	5,666

Diluted weighted average common shares outstanding after giving pro forma effect to the Company’s initial public offering	21,564